UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 22, 2011 (August 17, 2011)

HDS INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53949
(Commission File No.)

10 Dorrance Street
Suite 700
Providence, RI   02903
(Address of principal executive offices and Zip Code)

(401) 400-0028
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 18, 2011, we entered into a financing agreement with Wiremu, Inc. (“Wiremu”), wherein Wiremu will make available to us under a convertible promissory note (the “Note”) the aggregate principal amount of $500,000, bearing simple interest of 3.0%.  Any outstanding principal and accrued interest shall become due on February 19, 2013.   The Note provides that we shall have the right to convert all or a portion of the outstanding principal and accrued interest into fully paid and non-assessable shares of our common stock at the rate of one restricted share of common stock for each $0.25 owed on the Note.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On August 18, 2011, we entered into a financing agreement with Wiremu, Inc. (“Wiremu”), wherein Wiremu will make available to us under a convertible promissory note (the “Note”) the aggregate principal amount of $500,000, bearing simple interest of 3.0%.  Any outstanding principal and accrued interest shall become due on February 19, 2013.   The Note provides that we shall have the right to convert all or a portion of the outstanding principal and accrued interest into fully paid and non-assessable shares of our common stock at the rate of one restricted share of common stock for each $0.25 owed on the Note.

ITEM 7.01          REGULATION FD DISCLOSURE.

On August 17, 2011, we issued a press release announcing that we have acquired an exclusive license relating to carbon capture, carbon sequestration and industrial algae-for-biofuels technologies from Hillwinds Ocean Energy, LLC.

On August 18, 2011, we issued a press release announcing that we have entered into a financing agreement with certain accredited investors, providing for, among other things, immediately available funding.

On August 19, 2011, we issued a press release commenting on the addressable market associated with a component of our carbon sequestration technologies.

On August 19, 2011, we issued a press release commenting on the geographic region of Back Bay, New Brunswick, Canada as it relates to our business.

On August 22, 2011, we announced that we have launched our website at www.hdsicorp.com.

ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits	Document Description

99.1	Press Release (8/17/2011).
99.2	Press Release (8/18/2011).
99.3	Press Release (8/19/2011).
99.4	Press Release (8/19/2011).
99.5	Press Release (8/22/2011).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 22nd day of August, 2011.

HDS INTERNATIONAL CORP.

BY:	TASSOS RECACHINAS
Tassos Recachinas
President